Exhibit 10.2

AMENDED SEPARATION AGREEMENT

This Amended Separation Agreement (this “Agreement”), by and between Ruthigen, Inc., a Delaware corporation (“Ruthigen”), and Oculus Innovative Sciences, Inc., a Delaware corporation (“Oculus” and, together with Ruthigen, the “Parties” and each, a “Party”), is made and entered into as of January 31, 2014, and shall be effective as of the closing of the IPO (as defined herein) (the “Effective Date”).

RECITALS

WHEREAS, the Parties previously executed a Separation Agreement as of August 2, 2013 (the “Prior Agreement”) and desire to amend such Prior Agreement as set forth herein and that same shall be superseded in its entirety hereby;

WHEREAS, Ruthigen is currently a wholly-owned subsidiary of Oculus;

WHEREAS, the board of directors of Oculus has determined that it is appropriate, desirable and in the best interests of Oculus and its shareholders, to separate its businesses into two publicly-traded companies (the “Separation”), all as more fully described in this Agreement and both the License and Supply Agreement, dated May 23, 2013, and the Shared Services Agreement, dated May 23, 2013, by and between the Parties (together, the “Ancillary Agreements”);

WHEREAS, in order to effect the Separation, Oculus is contemplating the initial public offering (the “IPO”) of Ruthigen’s common stock, par value $0.0001 per share (the “Common Stock”), immediately following which Oculus will continue to hold certain shares of Common Stock (the “Ruthigen Shares”); and

WHEREAS, the Parties desire to set forth certain terms and conditions with respect to the Separation and Oculus’ ownership of the Ruthigen Shares.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

THE SEPARATION

Section 1.1 General. This Agreement supersedes, merges and voids in its entirety the Prior Agreement. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates (as defined below) to use, their respective reasonable best efforts to consummate the transactions contemplated hereby. “Affiliate” shall mean, when used with respect to a specified person, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified person, including, without limitation, a subsidiary, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or other interests, by contract or otherwise; provided, that if control is deemed solely on the basis of ownership of voting securities or other interests, such ownership must be in excess of fifty percent (50%) of the then outstanding shares of common stock or the combined voting power of such person; provided further, that (i) neither Ruthigen nor Oculus shall be considered an Affiliate of each other or of each other’s Affiliates, (ii) insofar as an officer or director of any Affiliate is an officer or director of Ruthigen or Oculus, in reference to such other Party, the term shall exclude such officer or director in such capacity of such other Party, and (iii) no respective Oculus or Ruthigen shareholder shall be considered an Affiliate of Oculus or Ruthigen unless such shareholder is a subsidiary of Oculus or Ruthigen respectively.

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Section 1.2 Assumption of Liabilities. Prior to the execution of the Funding Agreement between Oculus and Ruthigen dated the same date as this Agreement (the “Funding Agreement”): Oculus and Ruthigen shall accept, assume (or, as applicable, retain), perform, discharge, pay and fulfill, in accordance with their respective terms,

(i) all of Oculus’ direct, out-of-pocket expenses advanced on Ruthigen’s behalf in connection with the IPO, which expenses shall be those documented on Oculus’ computerized books of account in the ordinary course (and will appear on Ruthigen’s financial statements), subject to agreement by Oculus and Ruthigen, which expenses shall be reimbursed to Oculus by Ruthigen upon the closing of, and from the proceeds raised in, the IPO;

(ii) Oculus and Ruthigen shall develop and agree on the Oculus global budget, a portion of which shall include Ruthigen’s (the “Ruthigen Budget”) and include (a) all other Ruthigen corporate, operational expenses, such as salaries, expense allocations and related items prior to the IPO (which expenses shall not be reimbursed by Ruthigen), (b) transaction costs related to the IPO, which expenses shall be reimbursed in accordance with clause (i) immediately above, and (c) pre-IPO third party costs incurred by Ruthigen which are associated with Ruthigen’s FDA pre-IPO required expenses, pre-clinical studies, clinical consulting and related matters, which expenses shall not be reimbursed by Ruthigen; provided, however, that the Ruthigen Budget shall be approved by management of Oculus and Ruthigen, the board of directors of Ruthigen and the Oculus Special Transaction Committee; and

(iii) in compliance with the Shared Services Agreement, Ruthigen shall pay expenses advanced or paid by Oculus on Ruthigen’s behalf or for Ruthigen’s benefit during the transition process following the closing of the IPO, such as salaries, benefits, and other expenses, which expenses shall be reimbursed to Oculus by Ruthigen with 30 days of receipt of an invoice for such expenses.

(iv) Following execution of the Funding Agreement, the terms of the Funding Agreement will control and replace the terms in this Section 1.2 to the extent applicable.

Section 1.3 Governmental Approvals; Consents.

(a) To the extent that the Separation requires any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from any governmental authority (“Governmental Approvals”), the Parties shall use reasonable best efforts to obtain any such Governmental Approvals.

(b) The Parties shall use reasonable best efforts to obtain any consents or waivers from third parties required in connection with the transactions contemplated by this Agreement.

Section 1.4 Termination of Agreements. Except with respect to obligations under this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms), the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, as of the Effective Date; and each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

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Section 1.5 Disclaimer of Representations and Warranties. ON BEHALF OF THE PARTIES AND THEIR RESPECTIVE AFFILIATES, THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

ARTICLE II

Stock Transfer Restrictions; Registration Rights

Section 2.1 Lock-Up Period. As of the Effective Date and expiring twelve months following the closing of the IPO (the “Lock-Up Period”), Oculus and its Affiliates shall not, without the consent of the managing underwriter of the IPO and the board of directors of Ruthigen, directly or indirectly, (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell (including any short sale), sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, distribute to its shareholders or any other individual or entity, or otherwise transfer or dispose of, any of the Ruthigen Shares, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Ruthigen Shares, whether the consideration for any such transaction described in clause (1) or (2) above (each, a “Transfer”) is cash or otherwise.

Section 2.2 Additional Marketing and Transfer Restrictions.

(a) Marketing Restrictions. If during the Term Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock, Oculus and its Affiliates shall not, and shall not engage an investment banker, investor relations firm or firms performing similar functions to, directly or indirectly, market or Transfer the Ruthigen Shares outside of an Oculus Transfer Period (as defined below) or the Registration Transfer Period (as defined below), without the prior written consent of Ruthigen’s board of directors (the “Consent”). However, for purposes of clarity, it is understood that Oculus may engage investment bankers, investor relations firms or firms performing similar functions for its own marketing, fundraising or similar purposes (other than those involving the Ruthigen Shares) and Oculus’ communications with such firms, or the third parties with whom Oculus or such firms are communicating, may include information regarding Ruthigen, including information for due diligence purposes and communications with auditors, subject to customary confidentiality agreements, and furthermore, Oculus may disclose information regarding Ruthigen as required by law. Outside of an Oculus Transfer Period or the Registration Period, in the event that anyone approaches or inquires of Oculus or its Affiliates regarding the Transfer or potential Transfer of the Ruthigen Shares, Oculus shall direct such inquiries to Ruthigen.

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(b) Consent Restriction. Commencing on the expiration of the Lock-Up Period and during the Term that Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock, Oculus and its Affiliates shall not enter into any Transfer without the Consent, other than pursuant to Sections 2.2(c) or 2.2(d) below. The expense allocation provisions set forth in Section 2.2(c)(3) shall apply with equal force to this Section 2.2(b), if the first completed Transfer is pursuant to this Section 2.2(b), rather than pursuant to Section 2.2(c).

(c) Additional Transfer Restrictions. Commencing two years after the closing of the IPO and during the Term that Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock, Oculus may deliver to Ruthigen a written request to Transfer some or all of the Ruthigen Shares through a private placement transaction (a “Transfer Request”). Once the Transfer Request is submitted, Ruthigen may take up to 120 calendar days, through private marketing efforts, to Transfer such Ruthigen Shares on behalf of Oculus (the “Ruthigen Transfer Period”). If no Transfer is completed during the Ruthigen Transfer Period, then Oculus shall have 90 calendar days, through private marketing efforts (meaning Oculus shall not make public statements regarding any proposed Transfer of the Ruthigen Shares), to Transfer such Ruthigen Shares (the “Oculus Transfer Period”). A Transfer completed pursuant to Section 2.2(c) must meet the following requirements, unless the Consent is provided otherwise:

1.	Any Transfer hereunder shall be a private placement transaction that complies with Rule 144, or Section 4(1) and any other applicable SEC regulations and rules, which may be marketed only through private marketing efforts (meaning Oculus shall not make public statements regarding any proposed Transfer of the Ruthigen Shares). For the avoidance of doubt, Oculus shall not publicly announce or market its intention to sell the Ruthigen Shares.

2.	The Ruthigen Shares may be sold at a discount, if necessary, that, relative to the most recent closing price of the Common Stock prior to the pricing of the Transfer, does not exceed (1) 20% if 80% or more (measured by dollars invested) of the purchasers are institutional investors, defined for the purposes of this Agreement as entities whose sole business is investing in companies, and (2) 15% if 20% or more (measured by dollars invested) of the purchasers are not institutional investors.

3.	Oculus shall pay the reasonable, documented expenses incurred by Oculus and Ruthigen in connection with the marketing and any proposed or completed Transfer and any associated registration of the Ruthigen Shares, including but not limited to, expenses for marketing, travel, road shows, retention of investment bankers, registration statement or other offering documents including any blue sky fees in connection with the registration of the Ruthigen Shares, legal and other expenses; provided, however, that Ruthigen shall pay the reasonable, documented expenses related to any registration statement or other offering documents including any blue sky fees or registration for (i) the first completed Transfer, whether under this Section 2.2(c) or Section 2.2(b), and (ii) a registration conducted pursuant to Section 2.2(d).

4.	During the Oculus Transfer Period, Oculus may engage investment bankers or other professionals performing similar functions to assist with a Transfer. In connection with such engagement, Oculus may agree to a “tail period” that exceeds the time of the Oculus Transfer Period; provided, however, that any Transfers outside of the Oculus Transfer Period are subject to the Consent.

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5.	A Transfer (or series of Transfers conducted as part of the same transaction) may not exceed the greater of (1) five percent of the outstanding Common Stock on the business day prior to the date of the Transfer agreement, or (2) $1,500,000 in net proceeds to Oculus.

6.	The terms of a Transfer may not include any additional compensation payable by Ruthigen in equity or cash to any transferee.

7.	Whether Ruthigen or Oculus has initiated a Transfer meeting the requirements of this Section 2.2(c), both parties shall cooperate to consummate such Transfer expeditiously.

(d) Registration Transfer. If during the Term that Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock and upon the expiration of the second Oculus Transfer Period, Oculus has received less than $3,800,000 in net proceeds from Transfers of the Ruthigen Shares, Oculus may make a one-time demand to Ruthigen to register and Transfer the Ruthigen Shares in an aggregate amount up to $3,800,000 minus the net proceeds received by Oculus at the time of such demand (the “Registration Transfer Request”). Oculus and Ruthigen shall cooperate and communicate in a manner to enable Ruthigen to deliver such amount of registered and freely tradable Ruthigen Shares within three days following a Transfer under this Section 2.2(d). The period of time commencing on the date of the Registration Transfer Request and continuing through the date of a Transfer completed under this Section 2.2(d) shall be the “Registration Transfer Period.” A Transfer completed pursuant to Section 2.2(d) must meet the following requirements, unless the Consent is provided otherwise:

1.	The Ruthigen Shares may be sold at a discount, if necessary, that, relative to the most recent closing price of the Common Stock prior to the pricing of the Transfer, does not exceed 30%.

2.	The expense allocation provisions set forth in Section 2.2(c)(3) shall apply with equal force to this Section 2.2(d).

3.	Oculus may engage investment bankers or other professionals performing similar functions to assist with a Transfer. In connection with such engagement, Oculus may agree to a “tail period” that exceeds the time of the Registration Transfer Period; provided, however, that any Transfers outside of the Registration Transfer Period are subject to the Consent.

4.	The terms of a Transfer may not include any additional compensation payable by Ruthigen in equity or cash to any transferee.

(e) Cooling Off Period; Non-Applicability Once Ownership Is Less Than 19.9%. Notwithstanding any provision of Section 2.2, unless the parties agree otherwise in writing, (i) if the net proceeds of the Ruthigen Shares Transferred by Oculus in any Transfer consummated under Section 2.2(b) or 2.2(c) is less than $1,500,000 or no Transfer was consummated under Section 2.2(b) or 2.2(c), then Oculus shall wait at least three and one half months (105 days) following the consummation of such Transfer or the expiration of the Oculus Transfer Period, as the case may be, before Oculus may request another Transfer, (ii) if the net proceeds of the Ruthigen Shares Transferred by Oculus in any Transfer consummated under Section 2.2(b) or 2.2(c) is at least $1,500,000, then Oculus shall wait at least eight months following the consummation of such Transfer, before Oculus may request another Transfer, and (iii) following the expiration of the Registration Transfer Period, if any, then Oculus shall wait at least eight months following the consummation of such Transfer thereunder. Regardless of any other provision in this Section 2, if Oculus owns less than 19.9% of the issued and outstanding Common Stock and Oculus does not transfer or sell same pursuant to a registration statement under Section 2.2 or 2.3, then no restrictions under this Section 2 shall apply to Oculus’ disposition of such shares of Common Stock, other than those as may be imposed by law; provided that in case of such transfer or sale, Oculus shall consult in its discretion with the Ruthigen board of directors regarding same.

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(f) Distribution. Following the expiration of the Lock-Up Period, Oculus shall from time to time, Oculus shall retain investment bankers and tax experts to re-evaluate the advisability of conducting a plan of distribution of all or a portion of the Ruthigen Shares by Oculus to Oculus’ shareholders (a “Distribution”). Any Distribution shall be subject to the Consent and shall comply with the notification requirements set forth in NASDAQ Listing Rule 5250(e)(6) and Rule 10b-17 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), among other applicable rules and regulations, in connection with the Distribution. If there is a Distribution, Ruthigen covenants to take all then-required actions to ensure that the Ruthigen Shares distributed in the Distribution are unrestricted and freely tradable by the distributees in the Distribution, consistent with the rules and regulations of the SEC and the applicable stock exchange customary for such Distribution transactions.

Section 2.3 Registration Rights.

(a) Ruthigen Registration; Piggyback. If during the Term Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock and after the Lock-Up Period, Ruthigen proposes to register any of its Common Stock under the Securities Act of 1933 (“Securities Act”) in connection with the public offering of such securities solely for cash (other than in (i) a registration relating to the sale or issuance of securities to employees of Ruthigen or a subsidiary pursuant to a stock option, stock purchase, or similar employee benefit plan or (ii) a registration relating to an SEC Rule 145 transaction), Ruthigen shall, at such time, promptly give Oculus notice of such registration. Upon Oculus’ request given within twenty (20) days after such notice is given by Ruthigen, Ruthigen shall, subject to the provisions below, cause to be registered all of the Ruthigen Shares Oculus has requested to be included in such registration provided that Oculus’ registration rights under this Section 2.3(a) shall never be more than 30% (thirty percent) of the value of all securities to be registered in such offering. Ruthigen shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3(a) before the effective date of such registration, whether or not Oculus has elected to include Ruthigen Shares in such registration. The inclusion of Ruthigen Shares in the registration shall be subject to the same terms that Ruthigen offers its own securities in such offering. Expenses incurred in connection with Section 2.3(a) shall be paid by the party who incurred such expenses. For purposes of clarification, the piggyback rights described in this Section 2.3(a) shall not be subject to any limitations described in Section 2.2 above.

(b) Demand Registration for Completed Transfers. If during the Term (i) a Transfer is consummated under Section 2.2(b) or 2.2(c) of this Agreement that contains an agreement requiring Ruthigen to register the Ruthigen Shares Transferred, (ii) Ruthigen receives a request from Oculus, Oculus on behalf of the transferees, or the transferees in such Transfer to register such shares, and (iii) the Transfer is not covered by registration of Oculus’ Ruthigen Shares under Section 2.3(a), then Ruthigen shall file a Form S-1, S-3 or equivalent registration statement with respect to the resale by such transferees of the Ruthigen Shares Transferred, as soon as practicable, and in any event within thirty (30) calendar days after the date such request is given, subject to the limitations below. Ruthigen shall use its commercial best efforts to have the SEC declare same effective within ninety (90) calendar days after the date of such request.

(c) Demand Registration after Second Oculus Transfer Period. Section 2.2(d) sets forth additional registration rights provided to Oculus following the expiration of the second Oculus Transfer Period, subject to certain conditions.

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(d) Exceptions To Registration Obligations. Notwithstanding the foregoing obligations, if Ruthigen furnishes to Oculus a certificate signed by Ruthigen’s chief executive officer stating that in the good faith judgment of Ruthigen’s board of directors it would be materially detrimental to Ruthigen and its stockholders for a registration statement requested pursuant to Section 2.2(d) or 2.3 either to be filed or to become effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving Ruthigen; (ii) require premature disclosure of material information that Ruthigen has a bona fide business purpose for preserving as confidential; or (iii) render Ruthigen unable to comply with requirements under the Securities Act or Exchange Act, then Ruthigen shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than thirty (30) calendar days after Oculus’ request; provided, however, that Ruthigen may not invoke this right more than once in any twelve (12) month period; and provided further that Ruthigen shall not register any securities for its own account or that of any other stockholder during such thirty (30) calendar day period, other than (i) a registration relating to the sale or issuance of securities to employees of Ruthigen pursuant to a stock option, stock purchase, or similar employee benefit plan or (ii) a registration relating to an SEC Rule 145 transaction.

(e) Expenses of Certain Registrations. The expenses of registrations conducted under Sections 2.2(b), 2.2(d) or 2.3(b) shall be governed by the expense allocation provisions set forth in Sections 2.2(b), 2.2(c)(3) and 2.2(d)(2), as applicable, depending on the type of registration conducted. In case of a registration of Oculus’ Ruthigen Shares under Section 2.3(a), Ruthigen shall pay all costs thereof, excluding the underwriters’ fees and expenses directly associated with the specific Ruthigen Shares being sold by Oculus in such registered offering.

Section 2.4 Standstill. If during the Term Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock:

(a) Oculus and its Affiliates shall not, and shall not act in concert with any person to, make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or “consents” (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote any shares of Common Stock in connection with any vote or other action on any matter; and

(b) Other than as set forth herein, Oculus and its Affiliates shall not, and shall not act in concert with any person to, deposit any of the Ruthigen Shares in a voting trust or subject any of the Ruthigen Shares to any arrangement or agreement with any person with respect to the voting of the Ruthigen Shares.

Section 2.5 Restrictions Relating to Debt.

(a) If during the Term Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock and Oculus or its Affiliates uses as collateral for any Indebtedness of Oculus or its Affiliates any Ruthigen Shares (the “Collateral”), Oculus shall disclose in writing to any creditor, as part of the loan and security agreement with such creditor holding such Collateral, that the Ruthigen Shares are subject to the restrictions on Transfer contained in Articles II and III of this Agreement. Until registered or otherwise Transferred consistent with the terms of this Agreement, the Ruthigen Shares shall bear restrictive legends referencing the restrictions on Transfer contained in this Agreement. Pursuant to Section 8.2, if such creditor forecloses on the Collateral, such creditor shall assume all of the obligations of Oculus under this Agreement. Ruthigen shall be a third party beneficiary of these restrictions. The term “Indebtedness” means, with respect to Oculus, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than ninety (90) days, (iv) all capital lease obligations, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations, (x) all indebtedness secured by a lien on any asset, whether or not such indebtedness is otherwise an obligation, (xi) all obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by Oculus.

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(b) If (i) Oculus defaults under its loan and security agreements, as amended and supplemented from time to time (the “WTI Loan Agreements”) with Venture Lending & Leasing V, Inc. or Venture Lending & Leasing VI, Inc. (each, a “Lender” and collectively, the “Lenders”), and (ii) Ruthigen is required to make payments or transfer its assets, whether in the form of cash or other assets, to a Lender on Oculus’ behalf to satisfy Oculus’ obligations for such default, then Ruthigen shall not be required to make any payments due to Oculus under this Agreement or any Ancillary Agreement until such time as Oculus reimburses Ruthigen in the amount of Ruthigen’s payments or transferred assets to such Lender or Ruthigen is made whole in respect to having met Oculus’ default obligations (which may occur by Ruthigen’s not making payments to Oculus which are otherwise due under any Ancillary Agreement or this Agreement), it being understood that all such payments shall be resumed once Ruthigen has been made whole for the payment made by it for Oculus’ default under the WTI Loan Agreements.

ARTICLE III

VOTING; MANAGEMENT; COMPENSATION; AND EQUITY INCENTIVE PLAN

Section 3.1 Voting Agreement. If during the Term Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock:

(a) at any duly called meeting of the stockholders of Ruthigen (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Ruthigen, Oculus and its Affiliates, as the case may be, shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause the Ruthigen Shares to be counted as present thereof for purposes of establishing a quorum, and Oculus and its Affiliates, as the case may be, shall vote or consent (or cause to be voted or consented), in person or by proxy, all of the Ruthigen Shares in the same manner as the majority of the votes cast by the holders of all other shares of the issued and outstanding Common Stock, excluding for all purposes with respect to such vote or consent all shares of Common Stock or other securities owned, directly or indirectly, by Ruthigen employees, members of Ruthigen’s board of directors, and/or Ruthigen officers and/or their Affiliates; and

(b) Oculus and its Affiliates shall not enter into any agreement, commitment or arrangement with any person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3.1.

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Section 3.2 No Ownership Interest. Nothing in this Agreement shall be deemed to vest in Ruthigen any direct or indirect ownership or incidence of ownership of or with respect to the Ruthigen Shares. All rights, ownership and direct or indirect economic benefits of and relating to the Ruthigen Shares shall remain vested in and belong to Oculus.

Section 3.3 Matters Affecting Compensation Guidelines and Equity Incentive Plan If during the Term Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock:

(a) Equity Plan.

(i) Eligibility and Type of Awards. Prior to the Effective Date, Ruthigen shall create and Oculus shall approve the Ruthigen, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan, consistent with the general principles described herein and in the form attached as Exhibit A hereto (the “Equity Plan”). The Equity Plan provides for the grant to employees, directors and consultants of Ruthigen of Common Stock, stock options and other Stock-Based Awards (as defined in the Equity Plan) issuable for Common Stock; provided, however, restricted stock units (a form of Stock-Based Award under the Equity Plan, “RSUs”) and stock options shall be the only form of equity that may be granted pursuant to Section 3.3(b) below on the Post Closing Grant Date (as defined below) and stock options shall be the only form of equity that may be granted thereafter. All RSUs and stock options shall be subject to vesting schedules of not less than three years on a quarterly basis, vesting ratably for the applicable vesting period, unless otherwise set forth in this Section 3.3. In addition, at the sole discretion of the Ruthigen board of directors, the vesting of any awards granted under the Equity Plan may be accelerated (a) for any grantee upon a change of control, and (b) for any key employee if the key employee (X) is terminated by Ruthigen without “Cause” (as defined in the Equity Plan, except that for employment agreements entered into prior to the date of this Agreement, the definitions of “Cause” set forth in such employment agreements shall govern, or (Y) terminates his employment for “good reason,” (as defined in such grantee’s employment agreement), in each case (X) or (Y) other than due to the death or disability of the grantee. Ruthigen shall withhold (or cause to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to any award granted under the Equity Plan such federal, state and local income, employment, or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(ii) Shares Reserved. The Equity Plan shall become effective as of the closing of the IPO and shall reserve for aggregate issuance 21.47% (twenty one and 47/100th percent) of the Common Stock outstanding on a post-money basis immediately following the closing of the IPO (the “Overall Plan Number”), as supported by the Radford Study provided to the Oculus Special Transaction Committee. RSUs granted under the Equity Plan shall be counted as 1.5 (one and one half) shares for purposes of calculating both (i) the Overall Plan Number and (ii) the shares granted as part of the Closing Current Employee Portion (as defined below); provided, however, that Performance-Based RSUs (as defined below) shall be counted as 1.0 (one) share for purposes of calculating the Overall Plan Number.

(iii) Evergreen. The Equity Plan shall contain an annual evergreen refresh provision, pursuant to which a refresh shall occur on a calendar year basis, on the first day of each calendar year, with the first refresh to occur on January 1, 2015. Pursuant to Paragraph 3(b) of the Equity Plan, subject to incentive stock option rules and IRS requirements, the refresh shall provide for the reservation of an additional number of shares equal to the lesser of (x) 5% of the Common Stock outstanding on a post-money basis immediately following the closing of the IPO, which number of shares shall be calculated upon the closing of the IPO and inserted into the Equity Plan; (y) 5% of the number of outstanding shares of Common Stock on the date of the applicable evergreen refresh; or (z) an amount determined by the Ruthigen board of directors.

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(iv) Shareholder Proposals to Increase Shares under Equity Plan. If, in any calendar year beginning on January 1, 2015, (a) the number of shares added to those reserved for aggregate issuance under the Equity Plan pursuant to clause (x) of Section 3.3(a)(iii) hereof (as reflected in the corresponding clause (i) of Paragraph 3(b) of the Equity Plan), if any, is less than (b) 5% of the Common Stock outstanding on the date that Ruthigen files its proxy statement for its annual meeting of shareholders for such year, then Ruthigen may submit a proposal to its shareholders to increase the number of shares reserved for aggregate issuance under the Equity Plan by the number equal to (b) minus (a).

(b) Post IPO Closing Grants under the Equity Plan.

(i) RSUs and Stock Options. Of the Overall Plan Number, a number of shares equal to 11% of the Common Stock outstanding on a post-money basis immediately following the closing of the IPO shall be reserved for the planned post-closing equity grants to employees, directors and consultants of Ruthigen who are in service to Ruthigen on the closing of the IPO (the “Closing Current Employee Portion”), in amounts determined by the Ruthigen board of directors. It is understood that Ruthigen intends to make such grants on the 46th day following the closing of the IPO (such grant date, the “Post Closing Grant Date”). The Ruthigen board of directors may elect to make the Closing Current Employee Portion grants as a combination of stock options and/or RSUs, but under the Equity Plan the combination of grantable stock options and/or RSUs in the Closing Current Employee Portion shall never exceed 11% of the Common Stock outstanding on a post-money basis immediately following the closing of the IPO.

(ii) Performance-based RSUs. In addition to the Closing Current Employee Portion, 1.47% of the Common Stock outstanding on a post money basis immediately following the closing of the IPO shall be reserved for grants of “Performance-Based RSUs” to employees, directors and consultants of Ruthigen who are in service to Ruthigen on the closing of the IPO, in amounts determined by the Ruthigen board of directors. The Performance-Based RSUs shall be granted on the Post Closing Grant Date and shall vest, if at all, in equal one-third installments, upon certification by the Compensation Committee of the Ruthigen board of directors, of the following: (1) enrollment of the first patient in the first pivotal clinical trial for Ruthigen’s “lead drug candidate” (as such is described in the Ruthigen S-1 Registration Statement filed with the SEC in 2013), (2) enrollment of the first patient in the second pivotal clinical trial for Ruthigen’s lead drug candidate, and (3) completion of the clinical study report containing the results of the second pivotal clinical trial for Ruthigen’s lead drug candidate.

(c) Total Equity Plan Share Limitation. For the avoidance of doubt, the specific percentages and numbers set forth in this Section 3.3 shall not be exceeded and the same shall apply to the Equity Plan and any future equity plans adopted by Ruthigen during the Term of this Agreement while Oculus and its Affiliates own greater than 19.9% of the issued and outstanding Common Stock.

Section 3.4 Oculus Options. Notwithstanding the terms of any option agreements (or option plans governing such option agreements) granting employees or directors of Ruthigen stock options to purchase the common stock of Oculus (the “Oculus Options”), such individuals shall continue to vest in their Oculus Options until termination of service as an employee, director or consultant of Ruthigen and such Oculus Options shall expire on the earlier of (a) 90 days following such termination of service with Ruthigen, (b) 90 days following the date Oculus notifies the individual that Oculus and its Affiliates own less than 19.9% of the issued and outstanding Common Stock, and (c) the option expiration date set forth in the applicable option agreement.

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Section 3.5 Election of Directors. Prior to the Effective Date, Ruthigen shall prepare and Oculus shall approve provisions for a classified board of directors and plurality voting for the election of directors in Ruthigen’s amended and restated bylaws and amended and restated articles of incorporation, which will take effect on or about the Effective Date. Such classified board and plurality voting provisions shall be substantially as those set forth in Oculus’ bylaws and certificate of incorporation.

Section 3.6 Directors’ and Officers’ Insurance. It is Oculus’ intention to purchase a directors’ and officers’ insurance program for at least six years following the Effective Date. So long as Oculus maintains a directors’ and officers’ insurance program covering the past and present officers and directors of Oculus and their respective successors and assigns, same shall have terms and conditions, limits, and retentions that are standard in Oculus’ industry for similarly sized companies at similar stages of development. If there shall be any change in such insurance policy so that any such ex-Oculus director who is a Ruthigen director on the Effective Date (an “ex-Oculus director”) is not covered by such policy, then Oculus shall notify any adversely affected ex-Oculus director at least five (5) business days prior to such adverse action being effective in order to enable such ex-Oculus director to obtain individual tail or other insurance coverage. Oculus shall not exclude any ex-Oculus director (including such individual in his capacity as an ex-Oculus officer) from any insurance policy coverage if such coverage is made available to Oculus’ then existing directors and officers.

ARTICLE IV

TERM

Section 4.1 Term. This Agreement shall commence on the Effective Date and expire on the earlier of (a) the agreement of the Parties to terminate the Agreement, and (b) eight and one-half (8.5) years after its Effective Date (the “Term”), at which time this Agreement shall immediately terminate and cease to be of further force and effect, except with respect to Sections 5, 6, 7, and 8, all of which shall survive in accordance with their terms.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Confidentiality.

(a) Until three (3) years following the earlier of the Term or other termination of this Agreement, each Party agrees to hold, and to cause its respective Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all information concerning the other Party that is in its possession or furnished by the other Party or its respective Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise (the “Information”), and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or in any Ancillary Agreement, except to the extent that such Information has been (i) in the public domain through no fault of such Party, (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party, or (iii) independently generated without reference to or use of any proprietary or confidential information of the other Party.

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(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other individual or entity, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 5.2. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, after request of the other Party, a Party will promptly either (i) destroy all copies of the Information in such Party’s possession, custody or control (including any that may be stored in any data storage device computer, or other similar device, to the extent not commercially impractical to destroy such copies) including, without limitation, any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party.

Section 5.2 Protective Arrangements. If a Party either (i) determines after consultation with counsel, in the opinion of such counsel that it is required by law to disclose any Information or (ii) receives any demand under lawful process or from any governmental authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, then such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party receiving such request may thereafter (1) furnish only that portion of the Information that is legally required, (2) give notice to the other Party of the Information to be disclosed as far in advance as is practical, and (3) exercise reasonable best efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

Section 5.3 Provision of Corporate Records; Equipment. Upon the prior written request by Ruthigen for specific and identified books and records which relate to Ruthigen or the conduct of its business prior to the Effective Date, as the case may be, (the “Ruthigen Books and Records”), Oculus shall provide, as soon as practicable but no later than thirty (30) days following the date of such request, for the transport of the Ruthigen Books and Records in its possession or control, except to the extent such items are already in the possession of Ruthigen or a Ruthigen Affiliate, at the expense of Ruthigen to a location provided by Ruthigen. Any and all computers and office equipment and supplies used exclusively by or in the exclusive possession of Ruthigen’s employees as of the Effective Date, all of which shall be identified and agreed by the Parties as of the Effective Date and listed in a written Exhibit B hereto, shall remain in the exclusive possession of and for the exclusive use of Ruthigen’s employees after the IPO.

Section 5.4 Access to Information. Except as otherwise provided in any Ancillary Agreement, as of the Effective Date, Oculus shall deliver to Ruthigen and its authorized accountants, counsel and other designated representatives all records, books, contracts, instruments, computer data and other data and information relating to the business operations of Ruthigen (collectively, “Operations Data”) within Oculus’ possession or control (including using reasonable best efforts to give access to persons or firms possessing such information) insofar as such access is reasonably required by Ruthigen for the conduct of its business, subject to appropriate restrictions for classified or privileged information. Upon delivery of the Operations Data, Ruthigen shall be responsible for same including without limitation, the maintenance thereof. Oculus may retain a copy of all such Operations Data for its legitimate business purposes, including, without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

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Section 5.5 Production of Witnesses. At all times after the consummation of the IPO, each of Oculus and Ruthigen shall use reasonable best efforts to make available to the other, upon prior written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

Section 5.6 Privileged Matters. To allocate the interests of each Party with respect to privileged information, the Parties agree as follows:

(a) Oculus shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the business of Oculus, whether or not the privileged information is in the possession of or under the control of Oculus or Ruthigen. Oculus shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Oculus Liabilities (as defined herein), now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by Oculus, whether or not the privileged information is in the possession of or under the control of Oculus or Ruthigen.

(b) Ruthigen shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the business of Ruthigen, whether or not the privileged information is in the possession of or under the control of Oculus or Ruthigen. Ruthigen shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Ruthigen Liabilities (as defined herein), now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by Ruthigen, whether or not the privileged information is in the possession of or under the control of Oculus or Ruthigen.

(c) Oculus and Ruthigen agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section 5.6, with respect to all privileges not allocated pursuant to the terms of Sections 5.6(a) and (b). All privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both Oculus and Ruthigen in respect of which Oculus and Ruthigen retain any responsibility or liability under this Agreement shall be subject to a shared privilege.

(d) If the other Party has a shared privilege, no Party may waive any privilege which could be asserted under any applicable law, without the consent of the other Party, except to the extent reasonably required in connection with any litigation with third parties or as provided in Section 5.6(e) below. Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between the Parties or their Affiliates regarding the subject matter hereof, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the Parties and/or their Affiliates, and shall not operate as a waiver of the shared privilege with respect to third parties.

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(f) If a dispute arises between the Parties regarding the subject matter hereof whether a privilege should be waived to protect or advance the interest of either Party, each Party shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. No Party will withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.6 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the Parties maintaining the confidentiality of privileged information and to assert and maintain applicable privileges hereunder. The access to information being granted, the agreement to provide witnesses and individuals and the transfer of privileged information between the Parties hereunder shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 5.7 Publication. Oculus hereby permits Ruthigen to publish and disclose in any forms, schedules or other documents required to be filed with the Securities and Exchange Commission by Ruthigen, Oculus’ identity and ownership of the Ruthigen Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement and any Ancillary Agreement.

Section 5.8 Legal Names. As soon as reasonably practicable and in any event within sixty (60) days of the Effective Date, each Party shall (i) cease to make any use of the other Party’s respective name and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “Marks”), (ii) take steps reasonably necessary, and fully cooperate with the other Party and its Affiliates, to remove the Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any governmental authority, and change any corporate, trade, and assumed name that uses the Marks to a name that does not include the Marks or any variation, derivation, or colorable imitation thereof, and (iii) remove, strike over or otherwise obliterate all Marks from (or otherwise not use in) all materials owned by each Party and its Affiliates, including without limitation, any business cards, stationery, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any internet usage or domain names that include the Marks. For the avoidance of doubt, the “Ruthigen” name and the Ruthigen logo are deemed to be Marks of Ruthigen, and the “Oculus” name and the Oculus logo are deemed to be Marks of Oculus.

Section 5.9 Further Assurances. From time to time, as and when requested by a Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, including, without limitation, the filing and/or recording of documents and instruments with governmental entities, as may be reasonably necessary for the purpose of carrying out the intent of this Agreement and consummating the transactions contemplated hereby.

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ARTICLE VI

RELEASES AND INDEMNIFICATION

Section 6.1 Release of Pre-Effective Date Claims.

(a) Except as otherwise provided in this Agreement or any Ancillary Agreement, Oculus, for itself and each of its Affiliates and all persons who at any time on or prior to the Effective Date were directors, officers, agents or employees of Oculus or any of its Affiliates (in each case, in their respective capacities as such Oculus person(s)), together with their respective heirs, executors, administrators, successors and assigns, as of the Effective Date, acquits, releases and forever discharges Ruthigen, its Affiliates and all persons who at any time on or prior to such date were directors, officers, agents or employees of Ruthigen or any of its Affiliates (in each case, in their respective capacities as such), together with their respective heirs, executors, administrators, successors and assigns, from and against and all claims and liabilities which Oculus may have against them arising out of or related to the subject matter of this Agreement and the Ancillary Agreements (the “Oculus Liabilities”).

(b) Except as otherwise provided in this Agreement or any Ancillary Agreement, Ruthigen, for itself and each of its Affiliates and all persons who at any time on or prior to the consummation of the IPO were directors, officers, agents or employees of Ruthigen or any of its Affiliates (in each case, in their respective capacities as such Ruthigen person(s)), together with their respective heirs, executors, administrators, successors and assigns, as of the Effective Date, acquits, releases and forever discharges Oculus, its Affiliates and all persons who at any time on or prior to such date were directors, officers, agents or employees of Oculus or any of its Affiliates (in each case, in their respective capacities as such), together with their respective heirs, executors, administrators, successors and assigns, from and against all claims and liabilities which Ruthigen may have against them arising out of or related to the subject matter of this Agreement and the Ancillary Agreements (the “Ruthigen Liabilities”).

(c) Nothing contained in Section 6.1(a) and Section 6.1(b) shall impair or otherwise affect any right of any Party or its Affiliates, as applicable, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Separation. In addition, nothing contained in Section 6.1(a) and Section 6.1(b) shall release any person from:

(i) any liability assumed, transferred by, or assigned or allocated to, a Party or its Affiliate pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii) any liability provided in or resulting from any other contract or understanding that is entered on or after the Effective Date between one Party (and/or its Affiliate(s)), on the one hand, and the other Party (and/or its Affiliate(s)), on the other hand; and

(iii) any liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a third party, which liability shall be governed by the relevant indemnification or contribution provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements.

(d) No Party shall, and no Party shall permit any of its Affiliates to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party or any of such Party’s Affiliates, or any other person released pursuant to Section 6.1(a) and/or Section 6.1(b), with respect to any and all liabilities released pursuant to Section 6.1(a) and Section 6.1(b). If a Party breaches this Section 6.1(d), such breaching Party shall be liable for all related expenses, including without limitation, court costs, reasonable attorneys’ fees, and all other legal expenses incurred by the other Party in connection with such breach.

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(e) It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all liabilities released hereunder existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed with respect thereto on or before the consummation of the IPO, whether such released liabilities are known or unknown, between one Party (and/or such Party’s Affiliates) and the other Party (and/or such other Party’s Affiliates), including any contractual agreements or arrangements existing or alleged to exist with respect to such released liabilities between or among any such persons on or before the Effective Date, except as otherwise set forth in this Agreement. With respect to such released liabilities described in the immediately preceding sentence, insofar as it applies, each Party releases and waives any and all rights it has or may have against the other Party, now and forever, under California Civil Code Section 1542 which provides that “A general releases does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(f) If any person makes a claim hereunder as a result of its affiliation or association with a Party (including any director, officer or employee of a Party) and initiates an Action with respect to claims released by this Section 6.1, the Party seeking to enforce a released claim hereunder shall pay the reasonable costs incurred and expenses of defense (including legal fees) by the other Party against whom such Action is brought.

Section 6.2 Indemnification by Oculus.

(a) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Effective Date, Oculus shall indemnify, defend and hold harmless Ruthigen and its Affiliates, including each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Ruthigen Indemnitees”), from and against any and all direct losses of the Ruthigen Indemnitees relating to, arising out of or resulting from any of the following:

(i) those certain agreements by and among Venture Lending & Leasing V, Inc., Venture Lending & Leasing VI, Inc. (collectively, the “Lenders”) and Ruthigen or those certain agreement by and among one or more of the Lenders and Oculus, and any legal, accounting, banking, processing, delivery or other fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) incurred by Ruthigen in connection with negotiation, payment, collection or enforcement of the foregoing (collectively, the “WTI Claims”). WTI Claims shall constitute Third Party Claims; and

(ii) Any and all liabilities and related losses of the Ruthigen Indemnitees relating to, arising out of or resulting from a Third Party Claim.

Section 6.3 Indemnification by Ruthigen. Except as otherwise provided in this Agreement or any Ancillary Agreement, after the Effective Date, Ruthigen shall indemnify, defend and hold harmless Oculus and its Affiliates, including each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Oculus Indemnitees”), from and against any and all liabilities and related losses of the Oculus Indemnitees relating to, arising out of or resulting from a Third Party Claim.

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Section 6.4 Reduction for Insurance Proceeds and Other Recoveries.

(a) The amount that any Party is required to provide indemnification (the “Indemnifying Party”) to or on behalf of the Party entitled to such indemnification (the “Indemnitee”) pursuant to this Article VI, shall be reduced (retroactively or prospectively) by insurance proceeds or other amounts actually recovered from third parties on behalf of such Indemnitee in respect of the Liability or related loss. If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability or related loss and subsequently receives insurance proceeds in respect of such Liability or related loss, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such insurance proceeds received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss of such insurance proceeds.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Notwithstanding the foregoing, each of Ruthigen and Oculus shall be required to use reasonable best efforts to collect or recover any available insurance proceeds.

Section 6.5 Procedures For Indemnification of Third Party Claims.

(a) If (1) one Party as an Indemnitee shall receive notice or otherwise learn of the assertion against it by a third party (including any governmental authority) of any claim or of the commencement by any such person of any Action based upon a duty or obligation alleged to be due by the other Party to such third party, (ii) such other Party has breached such duty or obligation (collectively, a “Third Party Claim”), and (iii) with respect to such Third Party Claim the other Party as an Indemnifying Party may be obligated to provide indemnification to such Indemnitee, then such Indemnitee shall give such Indemnifying Party and each Party to this Agreement, written notice thereof as soon as reasonably practicable, but no later than thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Liability of a Party, such Party shall give the other Party to this Agreement written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give notice as provided in this Section 6.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party shall defend any Third Party Claim~~,~~ at such Indemnifying Party’s own expense and with such Indemnifying Party’s own counsel; provided, that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment an actual conflict of interest or one is likely to be asserted between such Indemnitees and such Indemnifying Party in respect of such claim, then such Indemnitees shall have the right to employ separate counsel, in which event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees and in any instance reasonably satisfactory to the Indemnifying Party) shall be paid by the Indemnifying Party. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 6.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

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(c) With respect to any Third Party Claim, the Indemnifying Party and Indemnitees agree, and shall cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(d) If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after its receipt of written notice of such claim, upon delivering notice to such effect to the Indemnifying Party, the Indemnitee will have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 6.5; provided, however, that such Third Party Claim shall not be compromised or settled without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. In such instance, the Indemnifying Party shall reimburse all out of pocket costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, delayed or conditioned.

Section 6.6 Additional Matters.

(a) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(b) In the event of an Action involving a Third Party Claim in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, and add the Indemnifying Party as a named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section and subject to Section 6.5 with respect to liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in- house counsel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

Section 6.7 Survival of Indemnities. The rights and obligations of each Party and its respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any businesses or the assignment by it of any and all liabilities.

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ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Disputes. Oculus and Ruthigen recognize that disputes, disagreements, claims and controversies (for purposes of this Article VII, each, a “Dispute”) as to certain matters may from time to time arise during the Term which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes in an expedient manner by cooperation and without resort to litigation. In the event of such Dispute, either Party may, by written notice to the other, have such Dispute referred to their respective chief executive officers for attempted resolution by good faith negotiations. If the chief executive officers are not able to resolve such Dispute within fourteen (14) days after receipt of notice, then at the request of any Party the Dispute shall be resolved as provided in Section 7.2.

Section 7.2 Arbitration. Any Dispute arising out of or relating to this Agreement, including, without limitation, Disputes relating to breach, validity or termination hereof, that has not been resolved in accordance with Section 7.1 herein shall, at the request of any Party, be finally resolved by binding arbitration in the manner described below to be held in San Francisco, California. The arbitration shall be conducted in accordance with the then current Commercial Arbitration Rules (CAR) of the American Arbitration Association (AAA). The place of arbitration shall be San Francisco, California. The arbitration shall be conducted in English by a single arbitrator selected in accordance with the CAR. Discovery and disclosure in the arbitration shall be limited in that there shall be no depositions taken before hearing. Hearing of testimony shall be completed within one hundred twenty (120) days after the appointment of the arbitrator. The arbitrator shall issue a written reasoned decision within thirty (30) days after the close of hearings. The arbitrator shall have the power to award injunctive relief, as well as the costs and expenses of arbitration (excluding attorneys’ fees) to the Parties in the proportion that the arbitrator deems appropriate. The arbitrator is not authorized to award punitive, exemplary, or multiple damages. Any award issued by the arbitrator shall be enforceable in any court of competent jurisdiction.

Section 7.3 Arbitration Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s confidential Information. Except as required by law or regulation or in connection with the enforcement of an award, no Party shall make (or instruct the arbitrator to make) any public disclosure with respect to the proceedings or any arbitral award or decision of the arbitrator without prior written consent of the other Party. The existence of any Dispute submitted to arbitration and other aspects of any arbitration proceedings, and any awards and the contents thereof, shall be kept in confidence by the Parties and the arbitrator, except as may be required in connection with the enforcement of such award or as otherwise required by applicable law or regulatory authority.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Governing Law;Venue. This Agreement and the rights and obligations of the Parties hereunder are governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to principles of conflict of laws. All actions brought to enforce this Agreement shall be brought in courts located in the county of San Francisco, California or courts of the United States located in the Northern District of California.

Section 8.2 Amendment; Successors and Assigns. This Agreement may be amended only by a written instrument executed by both Parties. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that so long as such assignment is not to a competitor of the other Party (a competitor is defined as a person who derives twenty percent (20%) or more of its revenues from the same or substantially the same products or reasonable substitutes for same as the non-assigning Party), (i) a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets, and (ii) upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

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Section 8.3 Counterparts; Entire Agreement. This Agreement may be executed in one or more counterparts, including by facsimile, PDF or other form of electronic signature, all of which together shall be considered one and the same instrument. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter contained in this Agreement, and supersede any and all prior negotiations, understandings and agreements between the Parties with respect to such subject matter, whether oral or written.

Section 8.4 Notice. Any and all notices and other communications concerning this Agreement shall be in writing and addressed as follows:

if to Ruthigen:

Ruthigen, Inc.

2455 Bennett Valley Road, Suite C116

Santa Rosa, CA 95404

Attn: CEO

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attn: Ivan K. Blumenthal, Esq.

If to Oculus:

Oculus Innovative Sciences, Inc.

1129 N. McDowell

Petaluma, CA 94954

Attn: CEO

with a copy to:

Attn: J.F. Petruzzelli

K&L Gates LLP

630 Hansen Way

Palo Alto, California 94304

or at such other address as may be designated in writing pursuant to the terms hereof to the other Party. All such notices and other communications shall be sent by one of the following means - certified U.S. mail, return receipt requested, by a nationally recognized overnight delivery service, by facsimile or by email if sent to the Party recipient’s regular business email address and facsimile number, and shall be deemed delivered: if sent by U.S. Mail, five (5) days after certification thereof; if sent by facsimile, upon verification of receipt; if sent by overnight delivery service, one (1) business day after delivery to the courier; or if sent by email, on the business day sent if during the normal business hours of the recipient and otherwise on the next business day; provided, that if sent by facsimile or email, a copy of such notice or other communication shall be sent at the same time as such facsimile or email notice by another means permitted by this Section.

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Section 8.5 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 8.6 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Specific Performance. Irreparable damage could occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, solely with respect thereto and regardless of the arbitration provisions hereof, the Parties shall be entitled to seek injunctive relief from a California court with jurisdiction of the parties and subject matter to enforce specifically the terms and provisions hereof or other equitable remedies in addition to any other remedy or relief to which they may be entitled.

Section 8.8 No Partnership, Agency or Joint Venture. This Agreement is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the Parties. Without limiting the generality of the foregoing sentence, Oculus is entering into this Agreement solely on its own behalf and shall not have (x) any obligation to perform on behalf of any other holder of Common Stock or (y) any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, or any other similar provision of applicable law.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, this Separation Agreement has been executed by the Parties as of the date indicated above.

RUTHIGEN, INC.

By:	/s/ Hoji Alimi
Name: Hoji Alimi Title: Chief Executive Officer

OCULUS INNOVATIVE SCIENCES, INC.

By:	/s/ Jim Schutz
Name: Jim Schutz Title: Chief Executive Officer

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EXHIBIT A

Ruthigen, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan

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EXHIBIT B

List for Section 5.3

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